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                                                                    EXHIBIT 23.3




                              ABERDEEN GROUP, INC.
                                ONE BOSTON PLACE
                           BOSTON, MASSACHUSETTS 02108



To whom it may concern:



     Aberdeen Group, Inc. hereby consents to the use by MigraTEC, Inc. (the "Company") of the executive white paper entitled "Strategically Attacking Software Sclerosis", dated February 2001, in connection with the Company's securities filings with the SEC and to the use of our name in connection therewith.



                                            Sincerely,



                                            /s/ Wayne Kernochan
                                            Wayne Kernochan,
                                            Managing Vice President
                                            Aberdeen Group, Inc.